EXHIBIT 4.5
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Glamis Gold Ltd.
We consent to the use of our
(a)	Auditors’ report dated February 3, 2006, except as to note 16 which is as of February 24, 2006; and

(b)	Comments by Auditors for U.S Readers on Canada — U.S. Reporting Differences dated February 3, 2006 except as to note 16 which is as of February 24, 2006, on the consolidated balance sheets of Glamis Gold Ltd. as at December 31, 2005 and 2004, and the consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 2005, incorporated by reference herein.
/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
May 3, 2006

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